Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 25, 2013	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2012

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $325 thousand or $0.16 per diluted share, for the three months ended December 31, 2012 as compared to $204 thousand or $0.10 per diluted share for the same period in 2011. The $121 thousand increase in net income during the quarter was primarily attributable to a $206 thousand increase in non-interest income, a $25 thousand decrease in income tax expense, and a $6 thousand change in the recovery of loan losses, which were partially offset by an $85 thousand decrease in net interest income and a $31 thousand increase in non-interest expense. The increase in non-interest income was primarily attributable to the absence of a $106 thousand other-than-temporary impairment (“OTTI”) charge on one private-label mortgage-backed security recorded in the quarter ended December 31, 2011, and a $117 thousand recognized gain on the sale of other real-estate owned, which were partially offset by decreases in deposit fee income and correspondent loan origination fees. The decrease in income tax expense was primarily attributable to higher levels of charitable contributions which were eligible for PA tax credits. The decrease in net interest income was attributable to an $89 thousand decrease in interest income, which was partially offset by a $4 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding, which were partially offset by higher average balances of investment and mortgage-backed securities, when compared to the same period in 2011. The decrease in loan volumes was primarily attributable to lower volumes of construction loans outstanding, and repayments of loans in excess of originations. The decrease in interest expense was primarily due to lower rates paid on deposit accounts, which was partially offset by higher average balances of FHLB short-term borrowings during the quarter ended December 31, 2012, when compared to the same period in 2011. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits, legal expense, and NOW account expense, which were partially offset by lower FDIC deposit insurance premiums.

Net income for the six months ended December 31, 2012 totaled $711 thousand or $0.35 per diluted share, as compared to $614 thousand or $0.30 per diluted share for the same period in 2011. The $97 thousand increase in net income during the six months ended December 31, 2012 was primarily attributable to a $237 increase in non-interest income, a $40 thousand decrease in income tax expense, a $13 thousand decrease in non-interest expense and an $11 thousand change in the recovery of loan losses, which were partially offset by a

$301 thousand decrease in net interest income. The increase in non-interest income was primarily attributable to the absence of a $131 thousand OTTI charge on two private-label mortgage-backed securities recorded during the six months ended December 31, 2011, and a $117 thousand recognized gain on the sale of other real estate owned, which were partially offset by decreases in deposit fee income. The decrease in income tax expense was primarily attributable to higher levels of charitable contributions which were eligible for PA tax credits. The decrease in non-interest expense was primarily attributable to decreases in federal deposit insurance expense, and correspondent bank service charges, which were partially offset by an increase in employee related expenses and charitable contributions eligible for PA tax credits. The decrease in net interest income during the six months ended December 31, 2012 was attributable to a $340 thousand decrease in interest income which was partially offset by a $39 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding which were partially offset by higher average balances of investment and mortgage-backed securities, when compared to the same period in 2011. The decrease in loan volumes were primarily due to lower volumes of construction loans outstanding, payoffs on non-accrual loans, and repayments on performing loans in excess of originations. The decrease in interest expense was primarily attributable to lower rates paid on deposit accounts, lower average balances of fixed-rate legacy long-term FHLB borrowings, and time deposits, which were offset by higher balances of short-term FHLB borrowings during the six months ended December 31, 2012 when compared to the same period in 2011.

Market interest rates continued to remain low by historical standards throughout the six months ended December 31, 2012. In response to this environment, the Company continued to increase the available for sale investment allocation and grow the U.S. Government agency floating rate mortgage-backed securities segment of the balance sheet. These actions allowed us to significantly bolster balance sheet liquidity. We also increased our Tier 1 leverage capital ratio from 11.14% at June 30, 2012 to 11.48% at December 31, 2012. As market conditions improve, we anticipate growing our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2012 (Unaudited)	June 30, 2012 (Unaudited)
Total assets	$254,804	$273,341
Cash and Cash Equivalents	2,102	2,506
Certificates of Deposits	597	846
Investment securities available-for-sale	79,133	57,620
Investment securities held-to-maturity	48,461	82,400
Mortgage-backed securities held-to-maturity	81,516	79,086
Net loans receivable	33,463	39,433
Deposits	140,066	142,173
FHLB advances: long-term	17,500	17,500
FHLB advances: short-term	64,716	79,270
Equity	31,558	30,413
Book value per share – Common Equity	15.13	14.78
Book value per share – Tier I Equity	15.72	15.45
Annualized Return on average assets	0.50%	0.55%
Annualized Return on average equity	4.60%	4.75%
Tier I leverage ratio	11.48%	11.14%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Interest income	$1,554	$1,643	$3,171	$3,511
Interest expense	365	369	737	776

Net interest income	1,189	1,274	2,434	2,735
Recovery of (provision for) loan losses	(26)	(20)	(50)	(39)

Net interest income after recovery of (provision for) loan losses	1,215	1,294	2,484	2,774
Non-interest income	224	18	355	118
Non-interest expense	913	882	1,846	1,859

Income before income tax expense	526	430	993	1,033
Income taxes	201	226	282	419

NET INCOME	$325	$204	$711	$614

EARNINGS PER SHARE:
Basic	$0.16	$0.10	$0.35	$0.30
Diluted	$0.16	$0.10	$0.35	$0.30

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930